FOR IMMEDIATE RELEASE

PLEXUS ANNOUNCES DISENGAGEMENT WITH JUNIPER NETWORKS, INC.

NEENAH, WI, November 6, 2012 -- Plexus Corp. (NASDAQ: PLXS) today announced its disengagement as a supplier to Juniper Networks, Inc. (Juniper). Plexus was informed of the disengagement on Monday, November 5, 2012. The timing of the transition of Juniper business from Plexus is not yet known, although it is currently expected to occur by the end of our current fiscal year.

Commenting on the disengagement, Dean Foate, President and CEO said, “This is very surprising news to us given our recent communications and activities with Juniper, including the recent award of Juniper programs and our collaboration with Juniper on activities to support their competitiveness. Plexus has been an important strategic supplier to Juniper for more than a decade. While this is a significant event for us in the near term, our new business wins of $956 million during fiscal 2012, including in the networking/communications sector, provides us continued optimism in our strategy.”

Plexus will host a conference call on Wednesday, November 7, 2012, at 8:00 a.m. Eastern Time to discuss the disengagement further.

Conference Call/Webcast and Replay Information:

What:    Plexus Corp. Conference Call on Juniper Disengagement

When:    Wednesday, November 7th from 8:00 a.m. to 8:30 a.m. Eastern Time

Where:    (800) 927-0469 with confirmation number 33726797
http://www.media-server.com/m/p/bkx669mz

Replay:
The call will be archived until December 7, 2012 at midnight Eastern Time http://www.media-server.com/m/p/bkx669mz or via telephone replay at (888) 843-7419 or (630) 652-3042 with confirmation number 33726797

For further information, please contact:
Ginger Jones, Senior VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) delivers optimized solutions through our unique Product Realization Value Stream. Our customer-focused solutions model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining solutions. Plexus delivers comprehensive end-to-end solutions for customers in the Americas, Asia-Pacific, and Europe, Middle East and Africa regions.

Plexus is passionate about striving to be the leading Electronic Manufacturing Services company in the world at servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. We provide award-winning customer service to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the timing and effect on Plexus’ net sales, margins and results of operations of Juniper’s intended disengagement. They also include but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; the risk that our agreement with Kontron does not result in the revenues or margins anticipated by us; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our announced plans to replace facilities in Romania and the United States, and other recent, planned and potential future expansions; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices, terrorism and weather events); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended October 1, 2011). In addition, we cannot provide assurances as to whether or when any repurchases under our share repurchase program will be made.

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